BARRY L. FRIEDMAN, P.C.
Certified Public Accountant

1582 Tulita Drive
Las Vegas, Nevada
Office (702) 361-8414
Fax No. (702) 896-0278

May 1, 2000

To Whom It May Concern:

	The firm of Barry L. Friedman,  P.C., Certified Public Accountant consents to the inclusion of their report of May 1,  2000,  on the Financial Statements of
Jewels.com, Inc., as of April 28, 2000,  in any filings that are necessary now or in the near future with the Securities and Exchange Commission.

Very Truly Yours,

/s/

Barry L. Friedman
Certified Public Accountant